The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Mary Doyle
Vice President
Investor Relations
(800)225-0135
(214)528-5588

HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2004

Dallas, Texas, May 17, 2004 — The Hallwood Group Incorporated (“Hallwood Group”)(AMEX-HWG) today reported results for the first quarter ended March 31, 2004.

For the quarter, net income was $13.7 million, or $9.50 per share, assuming dilution, compared to $1.4 million, or $0.99 per share, in 2003, on revenue of $33.8 million and $27.4 million, respectively. The 2004 results include a non-cash, deferred federal tax benefit of $10.0 million, principally from the anticipated utilization of net operating tax loss carryforwards.

On April 16, 2004, Hallwood Group, the indirect sole owner of Hallwood Realty, LLC, the general partner of Hallwood Realty Partners, L.P. (the “Partnership”), and its real estate subsidiaries entered into a purchase agreement, pursuant to which HRPT Properties Trust (“HRPT”) will purchase the general partner interest in the Partnership, the 330,432 limited partner units (the “Units”) indirectly owned by Hallwood Group, and the interests in each of the other entities through which Hallwood Group holds interests in the Partnership, for an aggregate purchase price of approximately $66.8 million, subject to adjustment in certain circumstances.

Hallwood Group and its real estate subsidiaries entered into the purchase agreement in connection with the merger of the Partnership with a wholly-owned subsidiary of HRPT. In the purchase agreement, Hallwood Group has also agreed to vote all of the Units it owns in favor of the merger. In addition, Hallwood Group and the Partnership have agreed that the agreements for the

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management of the Partnership’s properties by Hallwood Group will be terminated at the effective time of the merger.

Following is a comparison of results for each of the business segments:

Real Estate. The real estate segment earned $1.2 million in the 2004 quarter, on revenue of $1.5 million, compared to income of $1.1 million, on revenue of $1.6 million, in 2003.

Textile products. The textile products segment reported income of $3.2 million in the 2004 quarter, on revenue of $31.2 million, compared to income of $888,000, on revenue of $24.8 million in 2003. The increase in 2004 revenue and income was principally the result of significantly higher sales of specialty fabric to U.S. military contractors and higher margins.

Other. Consisting principally of amortization of deferred revenue and equity income from energy investments less administrative expenses, net hotel expense and interest, reported a loss of $268,000 in the 2004 quarter, compared to a loss of $86,000 in 2003.

Income taxes. The 2004 quarter net income tax benefit of $9.5 million, includes a non-cash, deferred federal tax benefit of $10.0 million, principally from the anticipated utilization of net operating tax loss carryforwards to offset the gain on sale of the Units and general partner interest in the Partnership noted above, a current federal tax charge of $1,000 and state tax expense of $480,000. The 2003 quarter income tax expense of $588,000, included a non-cash, deferred federal tax charge of $396,000, a current federal tax charge of $29,000 and $163,000 of state tax expense.

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The following table sets forth selected financial information for the three months ended March 31, 2004 and 2003.

THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Revenue	$33,801	$27,355

Income before income taxes	$4,213	$1,941
Income tax benefit (expense)	9,506	(588)

Net income	$13,719	$1,353

NET INCOME PER COMMON SHARE
Basic	$10.34	$0.99

Assuming dilution	$9.50	$0.99

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	1,326	1,361

Assuming dilution	1,444	1,361

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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